UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 26, 2006

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-51493	35-1908796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1445 Brookville Way, Suite I, Indianapolis, Indiana		46239
(Address of principal executive offices)		(Zip Code)

(317) 806-2166
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Our wholly owned subsidiary, Union Acceptance Company LLC (“UAC”) entered into a settlement agreement with Systems and Services Technologies, Inc. (“SST”), on September 26, 2006, to resolve litigation pending in the Federal District Court for the Southern District of Indiana that was previously reported in Part I, Item 3 of the Form 10-K for 2005 of White River Capital, Inc. (“White River”). The settlement agreement provides for a payment by SST to the UAC Master Trust and a mutual release of claims. The settlement payment will be released to UAC subject to the provisions of the Master Trust and distributed to holders of UAC notes and allowed claims, which include White River, in accordance with the UAC Plan of Reorganization. White River had previously agreed to pay to certain former creditors of UAC, who sold their notes and claims to White River, an incremental purchase price based on a percentage of the net proceeds from this matter that UAC distributes to White River as a UAC creditor. UAC received and will realize the settlement proceeds in the third quarter of 2006 and White River expects to receive the net cash distribution of settlement proceeds, including expense reimbursement, of approximately $4 million during the fourth quarter of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 29, 2006	White River Capital, Inc.

	By:	/s/ Martin J. Szumski
	Name:	Martin J. Szumski
	Title:	Chief Financial Officer